Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 25, 2014, with respect to the statements of revenues and direct expenses and related notes thereto of the Actimmune Product Line of InterMune, Inc., included in Amendment No. 1 to the Registration Statement on Form S-4 and related prospectus/proxy statement of Vidara Therapeutics International Limited.

/s/ Ernst & Young LLP

Redwood City, California

July 25, 2014